Exhibit 4.5

REGISTRATION RIGHTS AGREEMENT
by and between
SMITHFIELD FOODS, INC.
AND
SFDS UK HOLDINGS LIMITED
Dated as of January 21, 2025

- i -

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of January 21, 2025, is by and between Smithfield Foods, Inc., a Virginia corporation (the “Company”) and SFDS UK Holdings Limited, a company formed under the laws of England and Wales (“SFDS”).
WHEREAS, the Company is proposing to consummate an initial public offering (the “Initial Public Offering”) of its common stock, no par value (the “Common Stock”);
WHERAS, SFDS is wholly owned indirectly by WH Group Limited, a Cayman Islands limited liability company whose shares are listed on the Hong Kong Stock Exchange (“WHG”);
WHEREAS, after the completion of the Initial Public Offering, WHG will beneficially own a majority of the voting power of the Common Stock and SFDS will directly own such Common Stock;
WHEREAS, the Company wishes to enter into this Agreement with SFDS prior to the consummation of the Initial Public Offering, effective upon the closing date of the Initial Public Offering (the “Effective Date”), which will define certain rights and obligations among the Company and SFDS; and
WHEREAS, the Company and SFDS desire to enter into this Agreement to set forth the terms and conditions of the registration rights and obligations of the Company and SFDS.
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
1.1 Drafting Conventions; No Construction Against Drafter.
(a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement and permitted assigns.
(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.
1.2 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:
“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Time, solely for purposes of this Agreement, (i) no subsidiary of the Company shall be deemed an Affiliate of any subsidiary of SFDS and (ii) no subsidiary of SFDS shall be deemed an Affiliate of any subsidiary of the Company.
“Agreement” shall have the meaning set forth in the Preamble.
“Applicable Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity, including the rules of the Commission and all related regulations, guidelines and instructions and the rules of the New York Stock Exchange and any other exchange or quotation system on which the securities of the Company are listed or traded from time to time.
“Arbitral Tribunal” shall have the meaning set forth in Section 6.6(b).
“Beneficially Own” and “Beneficially Owned” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Blackout Period” means (i) the Company’s regularly quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect or (ii) a reasonable period not in excess of the applicable limits specified below in the event that the Board of Directors of the Company determines in good faith that any registration or sale pursuant to any registration statement would reasonably be expected to interfere with any bona fide financing of, or material transaction under consideration by, the Company, require disclosure of material information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Company, or otherwise materially adversely affect the Company. Notwithstanding anything otherwise to the contrary, with respect to any Blackout Periods described in clause (ii) above, in any twelve (12) month period, (A) there shall not be more than two (2) such Blackout Periods and (B) the length of such Blackout Period shall not exceed forty-five (45) days.

“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Applicable Law, to remain closed.
“Commission” shall mean the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the Preamble.
“Company Take-down Notice” has the meaning set forth in Section 2.2(b).
“Common Stock” shall have the meaning set forth in the recitals.
“Demand Registrations” has the meaning set forth in Section 2.1(a).
“Effective Date” shall have the meaning set forth in the recitals.
“Effective Time” shall mean 12:01 a.m., New York time, on the Effective Date.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
“ICC” shall have the meaning set forth in Section 6.6(b).
“ICC Rules” shall have the meaning set forth in Section 6.6(b).
“Indemnified Party” has the meaning set forth in Section 4.3.
“Indemnifying Party” has the meaning set forth in Section 4.3.
“Initial Public Offering” shall have the meaning set forth in the recitals.
“Interim Relief” shall have the meaning set forth in Section 6.6(b).
“Long-Form Registrations” has the meaning set forth in Section 2.1(a).
“National Securities Exchange” means a securities exchange that has registered with the Commission under Section 6 of the Exchange Act.
“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Piggyback Registration” has the meaning set forth in Section 2.2(a).
“Prospectus” means the prospectus included in any registration statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other materials incorporated by reference in such prospectus.
“Registrable Securities” means (a) the Common Stock held by SFDS and (b) any other securities issued in respect of the securities described in clause (a) of this definition, including by way of a dividend, distribution or equity split or in connection with an exchange or a combination of shares, recapitalization, or reclassification. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities at the earliest date when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) have been sold to the public in compliance with Rule 144 (or any similar or successor rule then in force), (iii) have been repurchased by the Company or any Subsidiary, or (iv) may be sold to the public in compliance with Rule 144 (or any similar or successor rule then in force) without any restriction as volume, manner of sale or public notice.
“Registration Expenses” has the meaning set forth in Section 3.1.
“Rule 144” shall have the meaning set forth in Section 5.1.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Shelf Registration” has the meaning set forth in Section 2.1(a).
“Shelf Take-down” has the meaning set forth in Section 2.1(b).
“Shareholders Agreement” means the Shareholders Agreement, dated as of January 21, 2025, by and between the Company and WHG.
“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.
“Take-down Notice” has the meaning set forth in Section 2.2(b).
“SFDS” shall have the meaning set forth in the preamble.
ARTICLE II
REGISTRATION RIGHTS
2.1 Demand Registrations.
(a) Subject to the provisions of this Article II, at any time, (i) SFDS may request registration under the Securities Act of all or any portion of its Registrable Securities on Form

S-1 (excluding a Shelf Registration) or any successor long-form registration statement (“Long-Form Registrations”) subject to and in accordance with Section 2.1(b) and (ii) SFDS may, if available, request registration under the Securities Act of all or any portion of its Registrable Securities on a shelf registration statement on Form S-3 or any successor short-form registration statement (a “Shelf Registration”), subject to and in accordance with Section 2.1(b); provided, that the Company shall not be obligated to effect more than four (4) Demand Registrations (as defined below) in any twelve (12)-month period. All registrations requested pursuant to this Section 2.1(a) by SFDS are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of shares requested to be registered and the intended method of distribution. The Company will, as promptly as practicable (and in no event later than 60 days following receipt of such demand in the case of a Long-Form Registration and 30 days in the case of a Shelf Registration), prepare and file the applicable registration statement. If at the time of such request the Company is a well-known seasoned issuer within the meaning of Rule 405 under the Securities Act, such Shelf Registration may, unless otherwise requested by SFDS, cover an unspecified number of shares of Common Stock to be sold by the Company and SFDS.
(b) If a Demand Registration relates to an underwritten offering or if SFDS makes a request for an underwritten take-down from a Shelf Registration in accordance with Section 2.2(b) (each, a “Shelf Take-down”), and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, that can be sold in an orderly manner in such offering, then the Company shall include (i) first, all Registrable Securities requested to be sold by SFDS, if any, in such Demand Registration up to that number of securities that in the opinion of such underwriters can be sold in such offering without adversely affecting the marketability of the offering and (ii) second, any other securities requested to be included.
(c) Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not be obligated to effect any Demand Registration during any period in which the Company is restricted from effecting a registration, offering or sale of shares of Common Stock pursuant to a lock-up or similar agreement entered into in connection with any offering or sale of Common Stock registered with the Commission; provided, that the restriction period thereunder shall not exceed one hundred eighty (180) days after the effective date of the Company’s Initial Public Offering or ninety (90) days after the effective date of any other public offering (unless the managing underwriter advises otherwise), and (ii) the Company may postpone the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a Prospectus that is part of a Shelf Registration (and therefore suspend sales of Registrable Securities thereunder in accordance with Section 2.1(a)) during any Blackout Period; provided that only in such event, SFDS shall be entitled to withdraw such request for a Demand Registration and, if so withdrawn, such Demand Registration shall not count against the total number of Demand Registrations provided for in Section 2.1(a).
(d) If any Demand Registration or a Shelf Take-down is an underwritten offering, then SFDS shall have the right to select the managing underwriters to administer such offering subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(e) For so long as SFDS holds any Registrable Securities, the Company and its Affiliates shall not, without SFDS’s prior written consent, enter into any agreement providing another Person with registration rights that would conflict with the provisions of this Article II.
2.2 Piggyback Registrations. (a) Subject to the terms and conditions of this Agreement, whenever the Company proposes to register any of its securities for sale for cash under the Securities Act, whether proposed to be offered for sale by the Company or by any other Person (other than (i) pursuant to a Demand Registration, (ii) in connection with any registration on Form S-4, S-8 or any successor or similar form, (iii) in connection with a registration relating to a merger, acquisition, business combination transaction or reorganization of the Company or other transaction under Rule 145 of the Securities Act or (iv) a registration in which the only securities being registered are common stock issuable upon conversion of debt securities that are also being registered) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to SFDS of its intention to effect such a registration and, subject to Section 2.2(b) and Section 2.2(c), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein from SFDS within ten (10) Business Days after the delivery of the Company’s notice.
(b) The Company’s filing of a Shelf Registration for its own account shall be deemed not to be a Piggyback Registration; provided, however, that the proposal to file any Prospectus supplement filed pursuant to a Shelf Registration with respect to an offering of the Common Stock for its own account and/or for the account of any other Persons will be a Piggyback Registration unless such offering qualifies for an exemption from the Piggyback Registration definition in Section 2.2(a); provided, further if the Company files a Shelf Registration for its own account and/or for the account of any other Persons, the Company agrees that it shall to the extent permissible under applicable law and the rules and regulations of the Commission include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the holders of Registrable Securities may be added to such Shelf Registration at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.
(c) If the Piggyback Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise SFDS as a part of the written notice given. In such event, the right of SFDS to registration pursuant to Section 2.2(b) shall be conditioned upon SFDS’s participation in such underwriting and the inclusion of SFDS’s Registrable Securities in the underwriting to the extent provided herein. If SFDS exercises its Piggyback Registration rights, it shall enter into an underwriting agreement in customary form with the representative of the managing underwriters selected by the Company. Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable

Securities to be included in the registration and underwriting. The Company shall so advise SFDS, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to SFDS, and (iii) third, to any other holders of the Company’s securities.
(d) The Company shall have the right to terminate or withdraw any registration filed, or offering proposed to be conducted, for its own account prior to the effectiveness of such registration whether or not SFDS has elected to include securities in such registration.
2.3 Registration Limitations. Subject to Section 3.2(a), the Company will use commercially reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by Applicable Law, to each applicable registration statement and file any other required document so that such registration statement will be available at all times during the period for which such registration statement is required pursuant to this Agreement to be effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to SFDS, to postpone the filing of any registration statement for any Long-Form Registration or Shelf Registration and to require the holders of Registrable Securities to suspend the use of the Prospectus for sales of Registrable Securities in connection with any Long-Form Registration, Shelf Registration or Shelf Take-down during any Blackout Period. No sales may be made by SFDS under any registration statement during any Blackout Period of which the Company has provided notice to SFDS. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall notify SFDS promptly upon each of the commencement and the termination of each Blackout Period. In connection with the expiration of any Blackout Period, the Company, to the extent necessary and as required by Applicable Law, shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the registration statement or the Prospectus, or any document incorporated therein by reference, or file any other required document, so that the applicable registration statement will be available for registration of Registrable Securities as contemplated hereby. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified SFDS that the Blackout Period has so expired and the registration statement is available. Upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to be a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.
ARTICLE III
REGISTRATION EXPENSES AND PROCEDURES
3.1 Registration Expenses. All expenses incurred in connection with any registration statement or registration under the Securities Act (including a Long-Form Registration, Shelf Registration or Shelf Take-down) covering shares held by seller of securities pursuant to a registration under this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, filing expenses, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company (including the fees and disbursements of one, but not more than one, outside legal counsel for sellers of securities pursuant to a registration under this Agreement) and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company also shall pay all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Notwithstanding anything to the contrary contained herein, each seller of securities pursuant to a registration under this Agreement shall bear and pay (i) all underwriting discounts and commissions and (ii) any stock transfer taxes applicable to the securities sold for such seller’s account.
3.2 Registration Procedures.
(a) With respect to a registration of Registrable Securities, subject to Section 2.2(c) and Section 2.3, the Company shall use its reasonable best efforts to:
(i)    (A) except in the case of a Shelf Registration, keep such registration effective for a period ending on the earlier of the date that is one-hundred and twenty (120) days from the effective date of the registration statement or such time as SFDS has completed the distribution described in the registration statement relating thereto and (B) in the case of a Shelf Registration, keep such registration effective for a period ending on the date that is thirty-six (36) months from the effective date of the registration statement;
(ii)    prepare and file with the Commission such amendments and supplements to such registration statement and the Prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in (i) above;
(iii)    furnish such number of Prospectuses, including any preliminary Prospectuses, and other documents incident thereto, including any amendment of or supplement to the Prospectus, as SFDS may from time to time reasonably request;
(iv)    notify SFDS (to the extent selling Registrable Securities covered by such registration statement) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to SFDS a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;
(v)    comply with all applicable rules and regulations of the Commission;
(vi)    cause all such Registrable Securities registered pursuant to this Agreement to be listed on the National Securities Exchange on which securities of the same class as such Registrable Securities are then listed, if any;
(vii)    cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority, Inc. and in the performance of any due diligence investigation by any underwriter in an underwritten offering;
(viii)    take such actions as shall be reasonably requested by SFDS or the lead managing underwriter of an underwritten offering to facilitate such offering, including without limitation, making customary road show presentations, making senior management of the Company available to assist, and, in a customary manner, holding meetings with and making calls to potential investors; and
(b) enter into customary agreements (including, in the case of an underwritten offering, one or more underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and in connection therewith: (A) make such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings; (B) obtain opinions of counsel to the Company addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings; (C) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings; (D) deliver such documents and certificates as the sole underwriter or managing underwriter, if any, or its counsel, shall reasonably request to evidence the continued validity of the representations and warranties made in accordance with clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement; and (E) facilitate the settlement of such Registrable Securities through the facilities of The Depository Trust Company (the above, as set forth in Section 3.2(a)(iii) through Section 3.2(a)(viii), shall be done at such times as customarily occur in similar offerings). SFDS shall furnish to the Company such information regarding SFDS and the distribution proposed by SFDS as shall be reasonably required in connection with any registration, qualification or compliance referred to in Article II.

ARTICLE IV
INDEMNIFICATION
4.1 Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless SFDS, each of its Affiliates and its and their officers, directors and managers, and each Person controlling SFDS within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any Prospectus or other document incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, in each case, including in connection with the Initial Public Offering, and the Company will reimburse SFDS, each of its Affiliates and its and their officers, directors and managers, and each Person controlling SFDS as provided above, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by SFDS specifically for use therein; and provided, further, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company.
4.2 Indemnification by SFDS. To the extent permitted by law, SFDS will, if Registrable Securities held by SFDS are included in the securities as to which any registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, managers, legal counsel and accountants, and each underwriter, if any, of the Company’s securities covered by such registration statement, and each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, Prospectus or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, including in connection with the Initial Public Offering, and will reimburse the Company and the Company’s officers, directors and managers, legal counsel, and accountants, Persons, underwriters, or control persons as provided above, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, Prospectus or other document in reliance upon and in conformity with written information furnished to the Company by SFDS and stated by SFDS to be specifically for use therein; provided, however, that the obligations of SFDS hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of SFDS; provided further that the obligations of SFDS hereunder shall be limited to the net proceeds received by SFDS from the sale of securities under any such registration statement or offering hereunder.
4.3 Notices of Claims. Each party entitled to indemnification under this Article IV (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided, however, that the Indemnified Party may participate in such defense at such party’s expense; and provided further, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
4.4 Contribution.
(a) If the indemnification provided for in this Article IV is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding anything in this Section 4.4 to the contrary, SFDS shall not be required to contribute any amount pursuant to this Section 4.4 in excess of the amount by which (a) the net proceeds received by SFDS from the sale of Registrable Securities in the offering to which the misstatement or omission relates exceeds (b) the amount of any damages that SFDS has otherwise been required to pay by reason of such misstatement or omission.
(b) Notwithstanding the foregoing provisions of this Section 4.4, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
ARTICLE V
RULE 144
5.1 Rule 144 Reporting. With a view to making available to SFDS the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) that may permit the sale of the Registrable Securities to the public without registration, the Company, following the first anniversary of the Effective Date, agrees to use its reasonable best efforts to:
(a) make and keep current public information available, within the meaning of Rule 144, at all times after it has become subject to the reporting requirements of the Exchange Act;
(b) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and
(c) so long as SFDS Beneficially Owns any Registrable Securities, furnish to SFDS forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as SFDS may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration (in each case to the extent not readily publicly available).
ARTICLE VI
GENERAL PROVISIONS
6.1 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:
If to the Company:
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430
Attn: Chief Legal Officer

If to SFDS:
WH Group Limited
Unit 7602B-7604A
Level 76, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong
Attn: General Counsel
All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being deposited with the express overnight courier service, respectively, addressed as aforesaid.
6.2 Amendment; Waiver. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company and SFDS.
6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by a party without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided that SFDS may, without the prior written consent of the Company, assign its rights and interests, and delegate its obligations, under this Agreement, in each case in whole or in part, to (i) any transferee of at least five percent (5.0%) of the number of shares of Common Stock Beneficially Owned by SFDS immediately following the completion of the Initial Public Offering and (ii) an Affiliate of SFDS to which SFDS transfers shares of Common Stock Beneficially Owned by SFDS; provided, however, that in the case of clause (ii), no such assignment or delegation shall relieve SFDS of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
6.4 Third Parties. Except as otherwise expressly provided for in this Agreement, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.
6.5 Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

6.6 Arbitration.
(a) Arbitration. Each party hereto agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall be submitted to final and binding arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC (“ICC Rules”) then in effect. (A) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the ICC Rules, and the respondent shall nominate one arbitrator in accordance with the ICC Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the parties within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the ICC in accordance with the ICC Rules. (B) The seat of arbitration shall be London, England. The language of the arbitration shall be English. (C) For the avoidance of doubt, by submitting their dispute to arbitration under the ICC Rules, the parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal. (D) The parties may submit any application for any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”) to: (i) the Arbitral Tribunal; (ii) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the ICC Rules; or (iii) the state or federal courts of Virginia, United States in accordance with Section 6.7. Any Interim Relief so issued by the Arbitral Tribunal or emergency arbitrator shall, to the extent permitted by law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 6.6(c). Notwithstanding the foregoing, (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an emergency arbitrator; (ii) in the event an emergency arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief, any party may apply to enforce or require specific performance of such decision on Interim Relief in any state or federal court of Virginia, United States; and (iii) either party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to any state or federal court of Virginia, United States. (E) The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary or treble damages. (F) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the ICC Rules, between the parties in the manner it deems fit. (G) Arbitration under this Section 6.6 shall be the sole and exclusive remedy for any dispute, subject only to the option of seeking Interim Relief in the state and federal courts of Virginia in accordance with Section 6.7. Any award rendered thereby shall be final and binding upon the parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant party or its assets.
(b) Specific Performance. From and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties agree that the party or parties to this Agreement, subject and pursuant to the terms of this Section 6.6 (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that, from and after the Effective Date, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any indemnifiable loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
(c) Treatment of Arbitration. The parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Applicable Law and to defend or pursue any legal right. In the event any party makes application to any court in connection with this Section 6.6(c) (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or emergency arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other party immediate notice of such challenge.
(d) Continuity of Service and Performance. Unless otherwise agreed in writing, the parties shall continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 6.6 with respect to all matters not subject to such dispute resolution.
(e) Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to any agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.
6.7 Consent to Jurisdiction; Waiver of Jury Trial. Solely for the limited purposes of seeking Interim Relief in accordance with Section 6.6(a)(D) above, unless the Company consents in writing to the selection of an alternative forum, each party hereto hereby submits to the jurisdiction of the United States District Court for the Eastern District of Virginia, Richmond Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of

Henrico County, Virginia, and irrevocably and unconditionally waives any objection to the laying of venue in respect of such courts, irrevocably and unconditionally waives and agrees not to plead or claim that such courts are an inconvenient forum or do not have personal jurisdiction over any party hereto, and agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY OR REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.
6.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
6.8 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement as to the subject matter hereof and, together with the Shareholders Agreement, intended to be a complete and exclusive statement of the agreement and understanding of the parties with respect to that subject matter, and supersedes all prior agreements and undertakings among the parties hereto with regard to such subject matter.
6.9 Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
6.10 Certain Adjustments. In the event of any stock split, stock dividend, reverse stock split, any stock combination or similar event, any references to a number of shares of Common Stock shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any stock combination or similar event.
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IN WITNESS WHEREOF, the parties are signing this Registration Rights Agreement as of the date first set forth above.

SMITHFIELD FOODS, INC.

By:	/s/ C. Shane Smith
Name: C. Shane Smith
Title: President and Chief Executive Officer

SFDS UK Holdings Limited

By:	/s/ Hank He
	Name:	Hank He
	Title:	Director
[Signature Page to Registration Rights Agreement]